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                                                                   Exhibit 10.12


                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of October 9, 1999 (the "Original Agreement Date"), amended as of May 19, 2000, and amended again as of July 27, 2000 and amended and restated as of October 1, 2000, and subsequently amended and restated as of October 1, 2001, by and between Fog Cutter Capital Group Inc. f/k/a Wilshire Real Estate Investment Inc. and Fog Cap L.P. f/k/a Wilshire Real Estate Partnership L.P. (collectively and individually, the "Company"), with its principal office at 1410 S.W. Jefferson Street, Portland, Oregon 97201 and Robert G. Rosen, residing at 3 Vetere Place, Mt. Kisco, New York 10549 (the "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

               WHEREAS, Executive is currently employed as an executive of the Company; and

               WHEREAS, the Company and Executive desire to enter into this agreement (the "Agreement") to set forth terms of Executive's employment by the Company, as such terms are amended as of October 1, 2001.

               NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

               1. TERM OF EMPLOYMENT. Executive's employment under this Agreement (prior to its amendment and restatement) commenced on October 9, 1999. Except for earlier termination as provided in Section 7 hereof, Executive's employment under this Agreement (as amended and restated) shall be for a twelve
(12) month term commencing on October 1, 2001 (the "Commencement Date") and ending on September 30, 2002 (the "Employment Term"). Subject to Section 7 hereof, the Employment Term may be extended for an additional six (6) months if the Company or Executive gives written notice of the extension of Executive's employment hereunder at least thirty (30) days prior to the expiration of the Employment Term; provided, however, that the Employment Term may only be extended if the Disposition Event (as defined in this Agreement) has not been met.

               2. POSITION. (a) Executive shall serve as an Executive Vice President of the Company.

               (b) Executive shall report directly to the Chief Executive Officer of the Company and shall have such duties and authority, consistent with his position as shall be determined from time to time by the Chief Executive Officer.

               (c) During the Employment Term, Executive shall devote substantially all of

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his business time ("Business Time"), energy, skill and efforts to the performance of his duties and responsibilities hereunder; provided, however, that Executive shall be allowed to (i) engage in charitable activities and (ii) manage his personal financial and legal affairs. Executive shall perform his duties hereunder in the New York area; provided, however, that Executive shall spend sufficient time, as required in writing by the Company's Chief Executive Officer (the "CEO") in the Company's Portland Office. The Company shall provide Executive with private office space to be used by Executive when working from the New York area. Such office shall be provided to Executive, as is, with existing furniture, telephone and data setup and shall remain on a lease not to extend beyond September 30, 2002, unless otherwise extended by the Company for up to six (6) additional months, which extension must be approved in writing by the CEO. Notwithstanding the foregoing, Executive, with the Company's prior written authorization (which authorization shall be at the sole and absolute discretion of the Company), may move the New York area office to the New York City area; provided, that, the total monthly cost for operating such office (including, but not limited to, rent and utilities, but excluding, Bloomberg and other similar systems to which Executive has access to in the Portland Office and which are readily transportable) shall not exceed $4,000.

               3. BASE SALARY. Effective as October 1, 2001, the Company shall pay Executive a base salary at the annual rate of not less than $250,000 ("Base Salary"). Base Salary shall be payable in accordance with the usual payroll practices of the Company (including withholding).

               4. INCENTIVE COMPENSATION. (a) BONUS. For the period commencing on October 1, 2001 and ending September 30, 2002 (the "Bonus Period"), Executive shall be eligible for a bonus (the "Bonus") based upon the following formula:
(1) if the Company acting upon the approval of its CEO or the majority of the Board of Directors sells (the "Bear Disposition Event") the Company's interest in the BSMSI Class B4 mortgage backed security, the Bear Stearns Structured Products Trust 2000-3 Class B (certificate #1 and #2), and the Bear Stearns Structured Products Inc. Pass-Through Certificates, Series 2000-5 Class B1, B2 and B3 or, if the structure is unwound, the underlying collateral (collectively, the "Bear Bonds") for aggregate cash proceeds, net of all out of pocket expenses including investment banking, legal, accounting, trustee, rating agency, financial printer, and other related fees (the "Bear Net Proceeds"), received by the Company (which shall include proceeds used to pay down the financing associated with the Bear Bonds) of at least $20.65 million (the "Bear Target Amount") on or before March 31, 2003, the Bonus immediately payable shall be $350,000 plus 10% of the Bear Net Proceeds greater than the Bear Target Amount (the "Bear Bonus Amount"), and (2) if the Company acting upon the approval of its CEO or the majority of the Board of Directors sells (the "Cityscape Disposition Event" and, together with the Bear Disposition Event, the "Disposition Event") the Company's Cityscape Mortgage Backed Securities Series 1997-A Class RI Certificate, Series 1997-B Class R Certificate, Series 1997-C Class RI Certificate and RII Certificate or, if the structure is unwound, the underlying collateral (collectively, the "Cityscape Bonds") for aggregate cash proceeds, net of all out of pocket expenses including investment banking, legal, accounting, trustee, rating agency, financial printer, and other related fees (the "Cityscape Net Proceeds"), received by the Company (which shall include proceeds used to pay

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down the financing associated with the Cityscape Bonds, if any) of at least $1.5 million (the "Cityscape Target Amount") on or before March 31, 2003, the Bonus immediately payable shall be 2% of the Cityscape Net Proceeds (the "Cityscape Bonus Amount"). The Bear Target Amount or the Cityscape Target Amount, as the case may be, shall be (i) increased by (x) the purchase price of any additional senior or other bonds purchased to facilitate the related Disposition Event ("Additional Bonds") and (y) any interest paid while financing such Additional Bonds as well as other financing costs and investment banking, legal, accounting, trustee, rating agency, financial printer and other fees relating to the purchase and sale of any such Additional Bonds and (ii) decreased by (x) any cash flow received by the Company (which includes cashflow used to pay the financing on the Additional Bonds) on the Additional Bonds, (y) any cashflow on the Bear Bonds received by the Company (which shall include proceeds used to pay down the financing associated with the Bear Bonds), and (z) any payments received by the Company on the Cityscape Bonds. Following any such increase in the Bear Target Amount or the Cityscape Target Amount (as the case may be), aggregate cash proceeds, net of all out of pocket expenses including investment banking, legal, accounting, trustee, rating agency, financial printer, and other related fees, received by the Company (which shall include proceeds used to pay down the financing associated with the Additional Bonds) in respect of the Additional Bonds used to facilitate the Bear Disposition Event or Cityscape Disposition Event, as the case may be, shall included in determining the amount of Bear Net Proceeds or Cityscape Net Proceeds, as the case may be, received in respect of the Bear Target Amount or the Cityscape Target Amount, as the case may be. Notwithstanding the foregoing, if the Company chooses not to sell any related bond position and a bona-fide bid exists for such bond (such bid must be in writing and not subject to any undeliverable condition and meets the conditions set forth in this section), the amount of such bid (net of estimated out of pocket costs) shall be considered to be part of the applicable net cash proceeds described above for purposes of determining if the targets have been met.

               (b) OPTIONS. As of the Original Agreement Date, the Company granted to Executive stock options (the "Initial Options") on 210,000 shares of the Company's common stock (the "Common Stock") under the Company's Incentive Stock Plan (the "Incentive Stock Plan"). The Initial Options have an exercise price equal to the Company's book value per outstanding share as of September 30, 1999, which exercise price is in excess of the market value per share based on the share price of the Common Stock as of such date. The Initial Options will be fully exercisable at the time of vesting and 25% of the Initial Options shall vest on each anniversary of the Original Agreement Date (which will result in the Initial Options being fully vested on the fourth anniversary of the Original Agreement Date). In addition, the Executive shall be entitled to participate in the Company's Incentive Stock Plan and receive nonqualified, incentive or other options ("Options") to purchase shares of the Company's Common Stock under the Incentive Stock Plan as determined by the Compensation Committee of the Company's Board of Directors (the "Committee") from time to time provided that the Incentive Stock Plan is approved by the shareholders of the Company to the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding the foregoing, the Company may recommend to the Committee that Executive be granted Options under a plan other than the Incentive Stock Plan provided that such other plan contains terms and conditions which are substantially similar to the terms and conditions of the Incentive Stock Plan, and

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further provided, that such other plan is approved by the shareholders of the
Company to the extent required by Section 162(m) of the Code. To the extent permitted under applicable law, any Options granted to Executive hereunder (including the Initial Options) may be assigned and transferred by Executive to entities created for or on behalf of Executive's immediate family for tax planning or other purposes.

               (c) DEFERRED COMPENSATION. Executive and the Company agree that they were unable to mutually agree upon performance goals for the period from October 1, 2000 through December 31, 2001 for the bonus payments described in this Agreement, prior to its amendment and restatement. Accordingly, Executive and the Company agree that pursuant to Section 7(c)(viii) of the Agreement, prior to its amendment and restatement, and due to the Company's nonextension of the Agreement, a "Good Reason" termination event (as defined under the terms of the Agreement, prior to its amendment and restatement), has occurred and by this Agreement, in the form set forth herein, Executive and the Company agree that the Company shall credit to a separate bookkeeping account for Executive the amount of $1,100,000 (the "Deferred Payment"), which amount is equal to the amount due Executive pursuant to Section 8(c) of the Agreement, prior to its amendment and restatement, and any prior obligations of the Company to make bonus payments to Executive (other than those described in Section 4(a) above) shall be forever cancelled. The foregoing amount is attributable to services rendered by Executive for the period from October 1, 2000 through December 31, 2001. Notwithstanding the foregoing, Executive agrees that payment of the Deferred Payment shall be deferred until his termination of employment as provided in Section 8(a) or 8(b) hereof. If, however, Executive is terminated for Cause (as defined in Section 7(c) hereof) or voluntarily resigns, the Deferred Payment shall be forfeited. This provision shall not require the Company to fund any part of such Deferred Payment. The Deferred Payment shall be paid out of the Company's general assets and, with respect to such Deferred Payment, Executive shall be an unsecured general creditor of the Company. Executive and the Company agree that following Executive's termination of employment for any reason, the Company shall have no further obligations to Executive except those specifically referenced herein.

               (d) OTHER COMPENSATION. The Company may, upon recommendation of the Committee, award to Executive such other bonuses and compensation as it deems appropriate and reasonable.

               (e) REPAYMENT OF BONUS ADVANCE. Notwithstanding anything herein to the contrary, Executive shall immediately repay the payment made to him in the amount of $181,250.00 as a fourth quarter 2001 bonus advance made pursuant to Section 4(b) of this Agreement, prior to its amendment and restatement.

               5. EMPLOYEE BENEFITS AND VACATION. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements, including, without limitation, any nonqualified deferred compensation plans, maintained by the Company from time to time for the benefit of the senior executives of the Company in accordance with their respective terms as in effect from time to time. Executive acknowledges that the aforementioned items may be included as

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compensation for income tax purposes to the extent required by applicable law.
To the extent permitted under applicable law, the Company shall not treat as compensation to Executive fringes and perquisites provided to Executive or the items under Section 6 below.

               (b) On December 27, 1999, the Company loaned $47,868.75 (the "Stock Purchase Loan") to Executive to purchase shares of Common Stock of the Company as evidenced by a promissory note dated December 27, 1999 and secured by the stock so purchased pursuant to a stock pledge agreement. The Company has also lent from time to time additional amounts (aggregating $795,300 in principal amount as of their respective issue dates), evidenced by separate notes and stock pledge agreements (the "Additional Loans"). The Company and the Executive have agreed to amend and restate as of the date hereof (i) the Additional Loans to revise the maturity date and (ii) the Stock Purchase Loan to reflect a revised rate of interest, to revise the maturity date and to provide that interest and principal are paid on such Loan when dividends are paid. The Company may net any amounts payable by it under this Agreement against any amounts payable by Executive to the Company hereunder or pursuant to the Stock Purchase Loan or the Additional Loans.

               (c) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than five (5) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

               6. BUSINESS EXPENSES. The Company shall also reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder (including Executive's reasonable costs associated with travel between the Portland Office and the New York area office pursuant to Section 2(c) hereof) in accordance with the Company's policies as in effect from time to time.

               7. TERMINATION. (a) The employment of Executive under this Agreement shall terminate upon the occurrence of any of the following events:

                       (i)   the death of Executive;

                      (ii) the termination of Executive's employment by the Company due to Executive's Disability pursuant to Section 7(b) hereof;

                     (iii) the termination of Executive's employment by the Company without Cause;

                      (iv)   the Executive's voluntary resignation;

                       (v) the termination of Executive's employment by the Company for Cause pursuant to Section 7(c); or

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                      (vi)   the expiration of the Employment Term.

               (b) DISABILITY. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out Executive's material duties pursuant to this Agreement for more than six (6) months in any twelve (12) consecutive month period (a "Disability") as determined and certified in writing by two (2) licensed physicians, one of which is Executive's regular attending physician, the Company may terminate Executive's employment for Disability upon thirty (30) days prior written notice, by a notice of Disability termination, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out his duties as a result of the same or related physical or mental illness. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day notice period.

               (c) CAUSE. Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to (i) willful misconduct by Executive with regard to the Company or its business which has a material adverse effect on the Company; (ii) the refusal of Executive to follow the direction of the CEO, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the CEO;
(iii) Executive being convicted of a felony (other than a felony involving a traffic offense) in connection with the Executive's employment with the Company;
(iv) Executive's material fraud with regard to the Company; or (v) breach of
Section 11 hereof.

               8. CONSEQUENCES OF TERMINATION OF EMPLOYMENT. (a) DEATH. If Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to Executive's legal representatives under this Agreement except for: (i) any compensation earned but not yet paid, including without limitation, any Vested Bonus, any amount of Base Salary or deferred compensation accrued or earned but unpaid, any accrued vacation payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6 which amounts shall be promptly paid in a lump sum to Executive's spouse; (ii) full accelerated vesting under all outstanding equity-based and long-term incentive plans (with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans); (iii) subject to Section 10 hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans or policies of the Company, which shall be paid in accordance with such plans or policies; and (iv) if Executive's estate executes the Waiver and General Release of Claims in the form attached hereto as
Exhibit 1, the Deferred Payment shall be promptly paid in a lump sum to the Executive's estate. Notwithstanding the foregoing, any outstanding Stock Purchase Loan or Additional Loans shall become due, payable and netted immediately upon termination against the Deferred Payment payable pursuant to subsection (iv) above. Section 13 hereof shall also continue to apply. For purposes of this Agreement, the term "Vested Bonus" shall mean (i) (A) the Bear Bonus Amount if the Executive has fulfilled the conditions for being paid

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such bonus and it remains unpaid and (B) the Cityscape Bonus Amount if the
Executive has fulfilled the conditions for being paid such bonus and it remains unpaid and (ii) (A) the Bear Bonus Amount if (x) the Executive dies, becomes disabled or is terminated without cause pursuant to Section 8(a) or 8(b) hereof,
(y) the Executive or his estate delivers to the Company a bona fide bid (such bid must be in writing, and not subject to any undeliverable condition and meets the other conditions set forth in Section 4(a) hereto) from Credit Suisse First Boston or Bear Stearns & Co., Inc., within 10 business days of any such Termination and (z) the amount of any bid relating to the Bear Target Amount, together with any applicable net cash proceeds previously received in respect of the Bear Target Amount, equals or exceeds the then current Bear Target Amount, and (B) the Cityscape Bonus Amount if (x) the Executive dies, becomes disabled or is terminated without cause pursuant to Section 8(a) or 8(b) hereof, (y) the Executive or his estate delivers to the Company a bona fide bid (such bid must be in writing, and not subject to any undeliverable condition and meets the other conditions set forth in Section 4(a) hereto) from Credit Suisse First Boston or Bear Stearns & Co., Inc., within 10 business days of any such Termination and (z) the amount of any bid relating to the Cityscape Target Amount, together with any applicable net cash proceeds previously received in respect of the Cityscape Target Amount, equals or exceeds the then current Cityscape Target Amount.

               (b) DISABILITY, TERMINATION WITHOUT CAUSE OR EXPIRATION OF EMPLOYMENT TERM. If Executive's employment is terminated by reason of Executive's Disability or by the Company without Cause (as defined in Section 7(c)) or due to the expiration of the Employment Term, Executive shall be entitled to receive the following payments and benefits: (i) any compensation earned but not yet paid, including without limitation, any Vested Bonus, any amount of Base Salary or deferred compensation accrued or earned but unpaid, any accrued vacation payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6 which amounts shall be promptly paid in a lump sum to Executive; (ii) if Executive executes the Waiver and General Release of Claims in the form attached hereto as Exhibit 1, full accelerated vesting under all outstanding equity-based and long-term incentive plans (with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans); (iii) subject to Section 10 hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans or policies of the Company, which shall be paid in accordance with such plans or policies; and (iv) if Executive executes the Waiver and General Release of Claims in the form attached hereto as Exhibit 1, the Deferred Payment shall be promptly paid in a lump sum to the Executive. Notwithstanding the foregoing, any outstanding Stock Purchase Loan or Additional Loans shall become due, payable and netted immediately upon termination against the Deferred Payment payable pursuant to subsection (iv) above. Section 13 hereof shall also continue to apply.

               (c) TERMINATION FOR CAUSE OR VOLUNTARY RESIGNATION. If Executive's employment hereunder is terminated: (i) by the Company for Cause, or
(ii) by Executive

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voluntarily, Executive shall be entitled to receive only his Base Salary through the date of termination, and any unreimbursed business expenses payable pursuant to Section 6, and he shall not be entitled to receive the Deferred Payment. Any outstanding Stock Purchase Loan or Additional Loans shall become due and payable immediately upon termination. All other benefits (including, without limitation, Options) due Executive following such termination of employment shall be determined in accordance with the plans, policies and practices of the Company.

               (d) RETURN OF FILES AND EQUIPMENT. Executive agrees that immediately following his termination of employment for any reason as provided in this Section 8, he shall return to the Company all files, electronic or otherwise, equipment and any other property which is owned by the Company or to which the Company is legally entitled. Executive also agrees to assist Company with the closing of the New York area office as directed by the CEO or any other Senior Executive of the Company.

               9. SOLICITATION. Executive acknowledges that the retention of nonclerical employees employed by the Company in which the Company has invested training and depends on for the operation of its business is important to the business of the Company, that Executive has obtained unique information as to such employees as an executive of the Company and has developed a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company to be protected from Solicitation of such employees. Executive acknowledges that, by virtue of his employment with the Company, Executive has gained or will gain knowledge of the identity, characteristics and preferences of its customers, and such information may be confidential and Executive would inevitably have to draw on such confidential information if Executive were to solicit or service the Company's customers or referral sources on behalf of a competing business enterprise. Accordingly, Executive agrees that he will not engage in Solicitation for the fifteen (15) month period following the date of Executive's termination. For purposes of this Agreement, Solicitation shall mean: recruiting, soliciting or inducing of any nonclerical employee or employees of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or hiring or assisting another person or entity to hire (including, but not limited to identifying a nonclerical employee to another employer for employment) any nonclerical employee of the Company or any person who within six
(6) months before had been a nonclerical employee of the Company; or, soliciting or inducing any customer of the Company to cease his or her relationship with the Company.

               10. NO MITIGATION; NO SET-OFF. In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and, except as explicitly set forth herein, there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

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               11.  DETRIMENTAL ACTIVITY. Without limitation of Section 9 hereof, Executive agrees that he will not engage in Detrimental Activity during the Employment Term and following the date of Executive's termination. For purposes of this Agreement, Detrimental Activity shall mean: (i) the disclosure to anyone outside the Company, or the use in any manner other than in the furtherance of the Company's business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company; (ii) any attempt, directly or indirectly by Executive of Solicitation (as defined in Section 9 above); (iii) any conduct by Executive which would be considered to be self-dealing or which would conflict with the Company's interests, including the direct or indirect purchase or sale of, or loan or investment of any type in, any assets of the Company by Executive or for Executive's benefit or between Executive and a third party which is unrelated to the Company, without the company's prior written authorization;
(iv) Executive's Disparagement (as defined herein), or inducement of others to do so, of the Company or its past and present officers, directors, employees or products; or (v) without written authorization from the Company, the rendering of services for any organization, or engaging, directly or indirectly, in any business, which is competitive with the Company, or the rendering of services to such organization or business if such organization or business is otherwise prejudicial to or in conflict with the interests of the Company. For purposes of this Agreement, Disparagement means making comments or statements to the press, the Company's employees, consultants or any individual or entity with whom the Company has a business relationship or otherwise taking any action which could reasonably be expected to adversely affect in any manner: the conduct of the business of the Company (including, without limitation, any products or business plans or prospects); or the business reputation of the Company, or any of its products, or its past or present officers, directors or employees.

               12. LITIGATION COOPERATION; CONSULTATION. Executive agrees that for the Employment Term and thereafter, he will reasonably cooperate with the Company to the best of his ability in the defense of any claim or investigation, civil or governmental, brought against Company or any of its current, former or future directors or officers of which Executive has any personal knowledge, and Company agrees it will reimburse Executive's reasonable out-of-pocket expenses in providing such assistance. In addition, Executive agrees to reasonably provide specific operations information to the Company as requested in a reasonable, timely and clear manner to allow the Company to continue and/or complete job tasks, activities, assignments, to continue effective relationships with business partners by responding to reasonable inquiries as needed by telephone at no additional cost to the Company beyond what is provided by this Agreement.

               13. INDEMNIFICATION. (a) The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was an officer of the Company, or is or was serving at the request of the Company as an officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit organization, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action

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in an official capacity as an officer, member, employee, fiduciary or agent while serving as an officer, member, employee, fiduciary or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, member, fiduciary or agent, or is no longer employed by the Company, and shall inure to the benefit of his heirs, executors and administrators.

               (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

               (c) Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive and the giving by Executive of any undertakings required by applicable law.

               (d) Executive shall give the Company notice of any claim made against him for which indemnity will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

               (e) With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

                           (i) The Company will be entitled to participate therein at its own expense; and

                          (ii) Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive. Executive also shall have the right to employ his own counsel in such action, suit or proceeding and the fees and expenses of such counsel shall be at the expense of the Company.

               (f) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

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               (g)  The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 13 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

               (h) The Company hereunder agrees to obtain officer liability insurance policies covering Executive and shall maintain at all times following the Commencement Date and during the Employment Term coverage under such policies in the aggregate with regard to all officers and directors, including Executive, of an amount not less than $10 million.

               14. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the City of Portland in the State of Oregon under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which shall be based upon a DE NOVO interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction. All costs of arbitration, including the cost of the American Arbitration Association and the arbitrator, shall be borne by the Company.

               15. RELEASE OF CLAIMS. (a) In consideration for the renegotiation and amendment and restatement of the Agreement as of October 1, 2001, Executive, for himself and for his heirs, executors, administrators, and assigns (hereinafter referred to collectively as "Releasors"), forever releases and discharges the Company and any and all of its subsidiaries, divisions, affiliated entities, employee benefit and/or pension plans or funds, successors and assigns, and all of its or their past and present officers, directors, members, shareholders, trustees, agents and employees (hereinafter referred to as the "Entities and Persons"), from any and all claims, demands, cause of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Executive ever had, now has, or may have against the Entities and Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of this Agreement and with regard to his employment with the Company, including the terms of any prior version of this Agreement.

               (b) Without limiting the generality of the foregoing, the provisions of this Section 15 are intended to and shall release the Entities and Persons from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Entities and Persons arising out of Executive's employment with the Company, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act, as amended; (ii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of Executive's employment by the Company and the terms and conditions of such employment; (iii) any claim under the Age Discrimination in Employment Act, as amended;(iv) any claim under applicable state or local law against discrimination; (v) any claim for attorneys' fees, costs, disbursements and/or the like; or (vi) any claim under, with regard to, or in connection with this Agreement (prior to or after its amendment and restatement) or any agreement or plan with regard to equity, incentive or deferred compensation.

               (c) Notwithstanding the foregoing, the foregoing release shall not cover rights of indemnification to which Executive is entitled under the Company's Certificate of Incorporation, By-laws, or Section 13 hereof or otherwise with regard to his service as an officer of the Company.

               (d) Executive agrees that he will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 15(a) above. In addition to the foregoing, except as otherwise prohibited by law, Executive represents and warrants that he will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding, against any of the Entities and Persons, with respect to any act, event, occurrence, or any alleged failure to act, released hereunder.

               (e) In the event any portion of this Section 15 shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Section 15.

               (f) The provisions of this Section 15 are not intended, and shall not be construed, as an admission that the Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against Executive.

               (g) Executive acknowledges that he has been advised by the Company to consult an attorney before signing this Agreement and that he has executed this Agreement after having had the opportunity to consult with an attorney of his choice and has had an opportunity to consider this Agreement for a period of at least fourteen (14) days.

               16.  MISCELLANEOUS.

               (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

               (b) ENTIRE AGREEMENT/AMENDMENTS. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements, whether written or otherwise, between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

               (c) NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

               (d) ASSIGNMENT. This Agreement shall not be assignable by Executive. This Agreement shall be assignable, with the consent of Executive, by the Company only to an acquiror of all or substantially all of the assets of the Company, provided such acquiror promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption.

               (e) SUCCESSORS; BINDING AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon parties hereto and their personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto. If Executive dies while any amount would still be payable hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto.

               (f) COMMUNICATIONS. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, and
(ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of Andrew A. Wiederhorn of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

               (g) WITHHOLDING TAXES. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

               (h) SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment.

               (i) COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               (j) HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                     FOG CUTTER CAPITAL GROUP INC., on its
                                     behalf and on behalf of FOG CAP L.P.

                                     By:
                                          ------------------------------
                                          Name:
                                          Title:

                                      ----------------------------------
                                      Robert G. Rosen

                                    EXHIBIT 1

                      WAIVER AND GENERAL RELEASE OF CLAIMS

To:      Fog Cutter Capital Group Inc. and
         Fog Cap L.P.
         1410 S.W. Jefferson Street
         Portland, Oregon 97201

               1. I, Robert G. Rosen, hereby agree that my employment with Fog Cutter Capital Group Inc. f/k/a Wilshire Real Estate Investment Inc. and Fog Cap L.P. f/k/a Wilshire Real Estate Partnership L.P. (the "Company") and its affiliates will end on ____,_____ and will not be continued thereafter or resumed again at any time unless mutually agreed in writing by the Company and me. The Company and its affiliates will have no obligation to rehire or consider me for re-employment in the future.

               2. (a) In consideration for the payment and/or other benefits to be provided me pursuant to Section 8(b) of my Employment Agreement with the Company dated as of October 9, 1999, amended as of May 19, 2000 and again as of July 27, 2000 and amended and restated as of October 1, 2000, and subsequently amended and restated as of October 1, 2001 (the "Employment Agreement"), I, for myself and for my heirs, executors, administrators, and assigns (hereinafter referred to collectively as "Releasors"), forever release and discharge the Company and any and all of their subsidiaries, divisions, affiliated entities, employee benefit and/or pension plans or funds, successors and assigns, and all of its or their past and present officers, directors, members, shareholders, trustees, agents and employees (hereinafter referred to as the "Entities and Persons"), from any and all claims, demands, cause of action, fees and liabilities of any kind whatsoever, whether known or unknown, which I ever had, now have, or may have against the Entities and Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of this Waiver and General Release and with regard to my termination of employment.

               (b) In consideration for the delivery of this Waiver and General Release, the Company for itself and for its successors and assigns, forever releases and discharges me and my heirs, executors, administrators and assigns, from any and all claims, demands, cause of action, fees and liabilities of any kind whatsoever, whether known or unknown, which the Company ever had, now have, or may have against me or my heirs, executors, administrators or assigns by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of this Waiver and General Release and with regard to my termination of employment.

               3. Without limiting the generality of the foregoing, this Waiver and General Release is intended to and shall release the Entities and Persons from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Entities and Persons arising out of my employment with the Company, and/or the termination of that employment, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act, as amended;
(ii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment by the Company, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment; (iii) any claim under the Age Discrimination in Employment Act, as amended; (iv) any claim under applicable state or local law against discrimination; (v) any claim for attorneys' fees, costs, disbursements and/or the like; or (vi) any claim under, with regard to, or in connection with my Employment Agreement or any agreement or plan with regard to equity, incentive or deferred compensation.

               4. Notwithstanding the foregoing, the foregoing release shall not cover rights of indemnification to which I was entitled immediately prior to my termination date under the Company's Certificate of Incorporation, By-laws, or Section 13 of the Employment Agreement or otherwise with regard to my service as an officer of the Company.

               5. I agree that I will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by
Section 2 above. In addition to the foregoing, except as otherwise prohibited by law, I represent and warrant that I will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding, against any of the Entities and Persons, with respect to any act, event, occurrence, or any alleged failure to act, released hereunder. If, notwithstanding the foregoing promises, I or any Releasors sue or commence a proceeding with regard to anything released hereunder, I shall be required and I agree to first repay all monies and property paid to me by the Company and the Entities and Persons pursuant to Section 8(b) of the Employment Agreement before taking such action.

               6. The interpretation of this Waiver and General Release will be governed by the law of the State of New York without reference to principles of conflict of laws. In the event any provision of this Waiver and General Release shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Waiver and General Release.

               7. This Waiver and General Release is not intended, and shall not be construed, as an admission that the Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against me.

               8. I acknowledge that I have been advised by the Company to consult an attorney before signing this Mutual Waiver and General Release and that I have executed this Mutual Waiver and General Release after having had the opportunity to consult with an attorney of my choice.

                  9. I further acknowledge that I have read this Mutual Waiver and General Release in full, have had seven (7) days to consider the terms of this Mutual Waiver and General Release, that I fully understand the terms, and that I have knowingly and voluntarily assented to all the terms and conditions contained herein.

                  10. I further acknowledge that after executing this Mutual Waiver and General Release I have seven (7) days to revoke it by delivery of a Notice of Revocation to the Company to the attention of Andrew A. Wiederhorn or his successor prior to the eighth day after execution and delivery by me of the Mutual Waiver and General Release. I understand that if so revoked by me, the Company's obligations under this Mutual Waiver and General Release are null and void.

                  11. The parties hereto understand that this Mutual Waiver and General Release, and the Employment Agreement constitute the complete understanding between such parties and that no other promises or agreements shall be binding unless in writing and signed by both such parties..

Dated:                               FOG CUTTER CAPITAL GROUP INC.

                                     By:
Signature:                               --------------------------

Witness:                               FOG CAP L.P.

                                     By:
                                        --------------------------